Exhibit 10.29

Execution Version

FORM SERVICES AGREEMENT

by and between

MEDI-LINE S.A.

as Company

and

HD RESOURCES S.P.R.L.

as Manager

APRIL 7, 2017

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Execution Version

This services agreement (the “Agreement”) is made and entered into on April 7, 2017 and, subject to article 1.2 below, effective as of May 31, 2017 (the “Effective Date”).

BETWEEN

(1) Medi-Line S.A., a company incorporated under the laws of Belgium, having its registered office at Liege Science Park, rue des Gardes Frontières, 5, 4031 Angleur (Liège) Belgium, registered with the Belgian Commercial Register (“Banque Carrefour des Entreprises”) under number BE 0452.084.633,

Hereinafter referred to as the “Company”,

AND

(2) HD Resources S.P.R.L., a company under formation under the laws of Belgium, with its office at 4650 Herve, Rue Sous le Château, 10, Liège, Belgium, the registration of which is pending,

Hereinafter referred to as the “Manager”.

The Company and the Manager are collectively hereinafter referred to as the “Parties”, and individually as a “Party”.

IT HAS BEEN AGREED AS FOLLOWS:

Article 1 – Object of the Agreement and Condition Precedent

1.1 The Company appoints, retains and engages the Manager, who hereby accepts such appointment, retention and engagement, to render and provide certain management services to and for the benefit of the Company on the terms and conditions of this Agreement.

1.2 This Agreement is made effective solely upon and subject to the closing and full execution of the stock purchase agreement, and the underlying transactions, by and between Henri Decloux and Paul Macors, as sellers, and Nexeon Medsystems Belgium S.p.r.l., as purchaser, entered into on or about April 7, 2017 (the “SPA”) pursuant to which the purchaser is buying from the sellers, and the sellers are selling to the purchaser, certain shares in Ingest S.p.r.l. and Medi-Line S.A., respectively.

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Execution Version

Article 2 – Management Services

2.1. The Manager shall assist the board of directors and the managing director(s) (“administrateur(s)-délégué(s)”) of the Company to manage the Company.

2.2. The Manager shall render and provide, under the general direction and control of the board of directors and the managing director(s) of the Company, the following services (the “Management Services”):

●	implement and develop the strategies defined by the board of directors and the managing director(s);
●	collect the Company’s results and report them to the board of directors and the managing director(s);
●	define the quality objectives;
●	define the functional organization of the Company and assign responsibilities;
●	define the performance objectives for the departments;
●	assign necessary resources to the departments in order to achieve the objectives;
●	ensure the customer satisfaction;
●	ensure the dissemination of corporate values: respect, integrity, collaboration, honesty, accuracy and rigor;
●	ensure that the Company's management tools (i.e. ERP, accounting) are properly implemented and maintained;
●	ensure that the accounting, tax and social obligations are properly fulfilled;
●	request and direct the quality management reviews;
●	approve and validate documents binding on the Company (offers, etc.);
●	supervise and coordinate the organization of new project development; and
●	any other similar services, whether ancillary, supplemental or in addition to the above, that are commercially reasonably expected to be performed under this Agreement.

Article 3 – Duties, Representations and Warranties of the Manager and Manager’s Representative

3.1. Subject to article 3.5, the Manager and the Manager’s Representative (as hereinafter defined) shall provide the Management Services in a professional manner and in the best interests of the Company at all times.

3.2. The Manager and the Manager’s Representative (as hereinafter defined) shall keep the board of directors and the managing director(s) fully informed of all matters relative to the management of the Company which requires their involvement and should properly be brought to their attention.

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Execution Version

3.3. The Manager and the Manager’s Representative (as hereinafter defined) shall devote to the Management Services such of its/his time, attention and skill as may be necessary for the proper performance of these services.

The Manager and the Manager’s Representative (as hereinafter defined) will devote its/his full working time and attention to the performance of its/his duties under this Agreement and to the promotion of the business and interests of the Company and its subsidiaries and other affiliates; provided, however, that the Manager and the Manager’s Representative (as hereinafter defined), as applicable, will be entitled to thirty (30) days of paid annual leave, national and public holidays and days off as scheduled in connection with plant and office closings. Notwithstanding the foregoing, the Manager and the Manager’s Representative (as hereinafter defined), as applicable, may (a) with the consent of the Company (which consent shall not be unreasonably withheld or delayed), serve on the board of directors (or its equivalent) of one other for profit business enterprise, (b) engage in charitable, educational, religious, civic and similar types of activities (including serving on the boards of directors or equivalent governing bodies of charitable, educational, religious, civic or similar organizations) and (c) manage its/his personal investments; provided that, in each case, such activities do not, whether individually or in the aggregate, materially inhibit, limit, interfere with or conflict with the performance of the Manager’s and/or the Manager’s Representative’s duties hereunder or conflict with the Manager’s and/or the Manager’s Representative’s obligations under this Agreement.

3.4. The place of work of the Manager and the Manager’s Representative will be at the registered office of the Company in Belgium subject to absence due to business travel.

3.5. The Management Services will exclusively be performed by its representative, Mr Henri Decloux, manager (“gérant”) of the Manager, in the name and for the account of the Manager (the “Manager’s Representative”).

3.6. Each of the Manager and the Manager’s Representative guarantees to the Company that it/he is under no obligation or commitment that affects or is inconsistent or interferes with its/his obligations and performance under this Agreement.

3.7. During the Term (as hereinafter defined) of this Agreement, the Manager and the Manager’s Representative shall faithfully and diligently render and perform such Management Services, including but not limited to those services described in article 2.2, and at all times in accordance with all applicable laws, the Company’s constitutional documents and the lawful instructions of the Company, including any authorizations from the Company for those matters that require such. Each of he Manager and the Manager’s Representative warrants at the date of this Agreement that it/he has all necessary authorisations, licences, consents and sent out any required notifications to perform the Management Services. Each of the Manager and the Manager’s Representative warrants that the Management Services will be performed consistent with generally accepted industry standards. If the Manager and/or the Manager’s Representative breach(es) this warranty, the Company’s sole and exclusive remedy will be to require the Manager and/or the Manager’s Representative to re-perform the Management Services, except in the event of the Company’s gross negligence or willful misconduct.

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Execution Version

3.8. Each of the Manager and the Manager’s Representative represents that the Manager and the Manager’s Representative, respectively, has the qualifications, experience, and ability to perform the Management Services properly using reasonable care and diligence. The Manager and the Manager’s Representative, as applicable, shall devote such time and effort as may reasonably be deemed necessary for the performance of the Management Services and shall perform the Management Services in a professional manner to be expected of a manager or a manager’s representative pursuant to customary and medical device manufacturing industry standards for a person who is qualified and experienced in carrying out such Management Services. The Manager and the Manager’s Representative shall adhere to the company policies of the Company in the performance of the Management Services and the Manager and the Manager’s Representative shall at all times keep the Company fully and properly informed of all matters which may require further instruction or direction or which may properly be considered as material to the interests of the Company and shall comply with all reasonable and lawful instructions concerning the provision of the Management Services in accordance with the terms of this Agreement.

3.9. Each of the Manager and the Manager’s Representative represents and warrants to the Company that: (a) it/he has the legal authority to execute and perform this Agreement; (b) this Agreement is a valid and binding agreement enforceable against him according to its terms; (c) it/he has consulted its attorneys and financial advisors with respect to the terms of this Agreement; and (d) it/he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way prohibit, preclude, inhibit, impair or limit the Manager’s and/or the Manager’s Representative’s ability to perform its/his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

Article 4 – Duties of the Company

4.1. The Company, through its board of directors and/or its managing director(s), shall do its utmost, within the limits of its constitutional documents and applicable laws, to facilitate the performance by the Manager of its Management Services under this Agreement.

4.2. The Company shall provide the Manager, to the extent available to the Company, with all information, documents, assistance and support reasonably necessary or useful for the Manager to perform the Management Services as agreed upon.

Article 5 – Relationship between the Parties

5.1. Notwithstanding anything to the contrary herein, the Manager’s sole relationship with the Company is that of an independent contractor. Neither the Manager nor the Manager’s Representative is and shall be deemed to be an employee or otherwise on the pay-roll of the Company. Nothing contained in this Agreement is intended to or shall be construed, whether express or implied, to create between the Company and the Manager and/or between the Company and the Manager’s Representative, respectively, a relationship of employer/employee, principal/agent, a joint venture, partnership, franchise, or other similar relationship and render one Party liable for any debt, liability or obligations incurred by the other Party. Neither the Manager nor the Manager’s Representative shall at no time under any circumstances act as or hold itself out to be an employee of the Company, whether by words, actions, or otherwise. The Manager further understands and agrees as follows:

(a) Method of Provision of Management Services. The Manager shall perform the Management Services in compliance with the terms and conditions set forth in this Agreement.

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Execution Version

(b) No Authority to Bind the Company. Neither the Manager, nor any partner, director, officer, adviser, agent, representative, or employee of the Manager, has the authority or hold itself out as having authority to make any decision on behalf of or enter into contracts that will bind or commit the Company to any action, omission or course of action or will create obligations or liabilities on the part of the Company without the prior written authorization of the Company so requested. Upon seeking such authorization, the Manager shall in all cases make a recommendation for consideration detailing the recommended course of action and the reasoning for it.

(c) No Benefits. The Manager acknowledges and agrees that neither the Manager nor the Manager’s Representative will be eligible for any Company employee benefits, including but not limited to severance, and, to the extent the Manager and/or Manager’s Representative otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, the Manager and the Manager’s Representative hereby expressly waive and decline any right, claim or option to register for or participate in such Company employee benefits plan.

Subject to other provisions of this Agreement, the Manager remains free to determine the manner in which it will perform the Management Services.

Subject to other provisions of this Agreement, the Manager shall be solely responsible for its operating expenses.

5.2. Nothing in this Agreement shall create or be deemed to create a partnership or joint-venture or a relationship of employer/employee between the Parties and render one Party liable for any debt, liability or obligations incurred by the other.

5.3. The Company shall give appropriate power and authority to the Manager to carry out such acts and incur such expenses that will be necessary or useful to manage the Company, in accordance with the applicable legal provisions, the Company’s articles of association and any other constitutional documents, the decisions of the board of directors and the provisions of this Agreement.

Article 6 – Fees, Expenses and Insurance

6.1. In consideration of the Management Services rendered, the Company shall pay, as of June 30, 2017, the Manager monthly fees of fifteen thousand Euros (EUR 15,000.00) (the “Fees”) payable on the last day of each calendar month and which shall be the sole remuneration for the Management Services rendered. The Parties acknowledge and agree that the compensation set forth in this Agreement represents the fair market value of the Management Services to be performed by the Manager to the Company. Such Fees are inclusive of all disbursements and overhead incurred by the Manager except as otherwise provided for herein.

These Fees are exclusive of Value Added Tax (VAT). The Manager will pay any and all taxes in addition to the Fees invoiced. The Manager will pay, or reimburse the Company for the payment of all taxes, excluding VAT, related penalties and interest, except taxes for which the Manager has provided a certificate of exemption acceptable to both the Company and the appropriate taxing authority prior to delivery of the Management Services.

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Execution Version

The Manager agrees to indemnify, defend, and hold the Company harmless from any liability for, or assessment of, any suits, claims or penalties with respect to such withholding taxes, income taxes, labor, or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to the Manager or Manager’s partners, directors, officers, agents, advisers, representatives or employees.

6.2. The Company shall provide the Manager with a credit card to accommodate payment of business related representation expenses (the “Representation Expenses”). The Manager shall provide and deliver monthly invoices to the Company at the end of the calendar month during and within which such invoices incurred setting forth (i) the reasonable costs and expenses actually incurred by the Manager in the rendering and performance of the Management Services so requested and to be provided hereunder and (ii) the amount of Fees, Representation Expenses and Travel Expenses (as defined hereinafter) (collectively hereinafter referred to as the “Total Fees”) due and payable to the Manager for Management Services rendered during the relevant month pursuant to articles 6.1 and 6.3 hereof (the “Invoice”).

6.3. In addition to the fees and allowances for representation set forth above, the Company shall reimburse all reasonable travel, hotel and restaurant expenses (the “Travel Expenses”) incurred by the Manager in performing the Management Services. The expenses shall be reimbursed every month on submission of relevant invoices, receipts or other proper evidencing documents.

6.4. Notwithstanding anything to the contrary herein, the Manager shall be solely responsible and liable for paying any and all tax and social security contributions required to be paid in relation to any of the payments made by the Company to the Manager under this Agreement.

6.5. The Company may suspend, at its discretion, payment of the Total Fees in the event that the Manager is unable to provide the Management Services for a period of forty-five (45) consecutive calendar days.

6.6 Each of the Parties shall have obtained, and will maintain at their own cost and expense and at all times throughout the Initial Term and/or Second Term (as hereinafter defined), as applicable, Commercial General Liability Insurance including, at a minimum, coverage for contractual liability, product liability, personal injury and bodily injury in an amount not less than EUR 1,000,000 (one million Euros) per occurrence/EUR 3,000,000 (three million Euros) aggregate (or as may be aggregated by the excess liability policy on the General Liability policy), or the equivalent thereof in the local currency. Notwithstanding anything to the contrary contained herein, each policy shall provide that the policy cannot be changed, modified or canceled without at least thirty (30) days’ prior written notice to the other Party. Either Party will furnish the other Party with a certificate of insurance evidencing the coverage as outlined above on the latter Party’s request.

Article 7 – Confidentiality

7.1. The Manager shall, during the Term (as hereinafter defined) of this Agreement and for a period of five (5) years after its termination for any reason whatsoever, maintain as secret and confidential and shall not disclose to third parties any trade secrets, Intellectual Property (as hereinafter defined) or other confidential and proprietary information which the Manager may have learnt, received, obtained or exposed to otherwise from its activities and rendering of Management Services for the Company, including, but not limited to, information regarding the Company’s intellectual property, Patents (as hereinafter defined), know-how, production methods, distribution channels, clientele, price lists, pricing methods, salary data and strategic business decisions.

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Execution Version

“Intellectual Property” shall mean, on a world-wide basis, with respect to the Company and the products, any and all known or hereafter known tangible and intangible (i) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans and all goodwill associated therewith; (ii) patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations-in-part, extensions, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items; (iii) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), rights associated with works of authorship including, without limitation, copyrights, moral rights and mask-works, musical, dramatic, pictorial, graphic and sculptured works; (iv) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; (v) all other intellectual property or proprietary rights, in each case whether or not subject to statutory registration or protection, and (vi) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made, or in force (including any rights in any of the foregoing).

“Patents” shall mean all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations in part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

7.2. The Manager guarantees that it will unconditionally and fully comply with the obligations as set out in article 7.1.

7.3. Upon termination or expiration of this Agreement for any reason whatsoever, the Manager shall return promptly to the Company all files, records, documents and all other data, whether tangible or non-tangible, concerning the business of the Company in its possession, directly or indirectly, and whether in written, electronic or any other form or format.

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Execution Version

Article 8 – Term and Termination of this Agreement

8.1. Subject to article 1.2 hereof, this Agreement shall come into force and be effective on May 31, 2017 and shall, subject to the provisions of article 8.2, continue in effect for an initial fixed term of two (2) years (the “Initial Term”). After the expiration or termination of the Initial Term, this Agreement shall be automatically renewed once for another fixed period of two (2) years (the “Second Term”, and together with the Initial Term hereinafter referred to as the “Term”), unless either Party has given the other Party a prior notice of termination in writing at least six (6) months before the end of the Initial Term. Upon termination or expiration, as applicable, the Manager shall have no further rights or claims under this Agreement and shall be entitled only to receive the amounts due, if any, for the Management Services rendered pursuant to article 2 hereof through the effective date of termination or expiration, as applicable.

8.2. Either Party shall be entitled to cancel and terminate this Agreement at any time during the Term upon a thirty (30) days prior written notice in case of material breach or default by the other Party of its duties and obligations under this Agreement and the defaulting or breaching Party fails to promptly cure the breach or default following the receipt of the above written notice, provided that such material breach or default is described in detail in the aforesaid termination notice; provided, however, that in the case of extended [severe] illness of either Party, the above referenced notice period of thirty days will be extended to forty-five (45) days.

Notwithstanding anything to the contrary herein, the Company shall have the right to terminate the Agreement for Cause (as hereinafter defined) effective immediately at any time. For purposes of this article 8.2, the Company shall have "Cause" to terminate this Agreement upon a reasonable determination by the Company, in good faith, that the Manager: (i) is indicted for, is convicted of or pleads guilty or no contest to (a) any felony or (b) any crime (whether or not a felony) involving fraud, dishonesty, theft, breach of trust or moral turpitude; (ii) conduct by the Manager in connection with its duties or responsibilities hereunder that is fraudulent, unlawful (unless based upon authority given pursuant to a resolution duly adopted by (or other writing from) the Company, as applicable, or based upon the advice of counsel for the Company), grossly negligent or that constitutes a breach of fiduciary duty or willful misconduct; (iii) the Manager’s refusal to follow or failure to make a good faith effort to follow lawful reasonable directions or material failure to obtain the required authorization(s) and consent(s) from the Company related to its duties and responsibilities hereunder which are directed to be undertaken from the Company; (iv) the Manager’s material breach of its obligations under this Agreement, or any other agreement between the Manager and the Company and/or the Manager’s continued failure to make a good faith effort to satisfactorily perform the duties to be performed by the Manager pursuant to articles 2 and 3; (v) any acts of dishonesty (excluding good faith requests for, or good faith acceptance of, improper expense reimbursements) by the Manager resulting or intending to result in personal gain or enrichment at the expense of the Company; (vi) the Manager’s material failure to comply with a material company policy of the Company; or (vii) the Manager is engaging in personal conduct (including, but not limited to, harassment of or discrimination against employees or other agents) which seriously discredits or damages, or could seriously discredit or damage, the standing, reputation or business prospects of the Company or which has had, or likely will have, a material adverse effect on Manager’s business or reputation; provided, that, the Manager shall have thirty (30) days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i), (ii), (v) and (vii) above), if curable (as determined by the Company). A termination for Cause shall be effective immediately or on such other date as determined and set forth by the Company (or its designee).

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Execution Version

8.3. In the event that before the end of the Initial Term or the Second Term, as applicable, the Company cancels and terminates this Agreement, except for a Cause provided for under article 8.2, the Company shall pay the Manager an indemnity equal to the fees normally due and payable to the Manager up to and including the last day of the Initial Term or the Second Term, as applicable. The indemnity shall be payable promptly after the Manager has been notified of the Company’s decision to terminate this Agreement.

Article 9 – Non-Solicitation or Hire

9.1. The Manager agrees that its duties and services hereunder are a good fit with the Company and that its position with the Company places him in a position of confidence and trust with employees, clients, and suppliers of the Company and its respective subsidiaries and affiliates. The Manager further agrees and acknowledges that in the course of the Manager’s engagement by the Company, the Manager will be privy to the confidential information. Accordingly, the Manager consequently agrees that it is reasonable and necessary for the protection of the trade secrets, goodwill and business of the Company that the Manager make the covenants contained herein and the Manager agrees that while engaged by the Company and during the eighteen (18) months following the termination of the Manager’s engagement hereunder for any reason or no reason at all (the “Restrictive Period”), the Manager shall not (without the express prior written consent of the Company), anywhere in the world, directly or indirectly: (a) induce or attempt to induce, any supplier to or customer or client of the Company or to terminate, reduce or alter negatively its relationship with the Company or in any matter interfere with any agreement or contract between the Company and such supplier, customer or client; or (b) employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment or retention as a Manager, any person who is, or was at any time within twelve (12) months prior to the last day of Manager’s engagement by the Company, an employee of, or exclusive Manager to, the Company, provided, that neither (1) the general advertisement for employees or service providers (i.e., not targeted toward any of the Company’s current or former employees or exclusive Managers) nor (2) the Manager is being named as an reference for a current or former employee and responding to ordinary course inquiries made of the Manager by prospective employers or service recipients of such current or former employee or exclusive Manager in connection with such reference, shall be deemed a violation of this article 9.1.

9.2. In the event that the Manager terminates this Agreement for material breach of the Company’s obligations under article 8.2 or the Company fails to pay the Manager all or part of the indemnity provided under article 8.3 of this Agreement, the Manager will be automatically relieved from any non-competition obligation under this Agreement after the termination of such Agreement.

Article 10 – Indemnity

(a) The Company. The Company shall indemnify, defend and hold the Manager harmless from all third-party claims, suits, liabilities, costs, and reasonable attorneys’ fees actually incurred (the “Claims”) arising out of or resulting from the Company’s (i) negligence or misconduct under this Agreement, (ii) failure to perform its obligations under this Agreement or (iii) breach of its representations and warranties, provided such Claims are not the result of (x) a material breach of this Agreement by the Manager, or (y) the negligence or willful misconduct of the Manager, or the Manager’s directors, officers, employees, agents, representatives, or Managers.

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Execution Version

(b) Manager. The Manager shall indemnify, defend and hold the Company harmless from all third-party Claims arising out of or resulting from Manager’s (i) negligence or misconduct in providing the Management Services under this Agreement; (ii) failure to perform its obligations under this Agreement, (iii) professional malpractice, and (iv) a breach of any representations, warrants or covenants in this Agreement, provided such Claims are not the result of (x) a material breach of this Agreement by the Company, which includes but is not limited to the failure of following, implementing, applying or obtaining, as applicable, the Company’s instructions, directions, policies or required authorization(s) or consent(s), or (y) the negligence or willful misconduct of the Company, or The Company’s directors, officers, employees, agents, representatives or managers (not including the Manager).

(c) Indemnification Procedures. The indemnified Party shall promptly notify the indemnifying Party in writing of any such Claim, and shall take such action as may be necessary to avoid default or other adverse consequences in connection with such Claim. The indemnifying Party shall have the right to select counsel and to control the defense and settlement of such Claim; provided, however, that the indemnified Party shall be entitled to participate in the defense of such Claim and to employ counsel at its own expense to assist in handling the Claim, and provided further, that the indemnifying party shall not take any action in defense or settlement of the Claim that would negatively impact the indemnified party. The indemnified Party shall provide cooperation and participation of its personnel as required for the defense at the cost and expense of the indemnifying Party.

Article 11 – Severability

If any term or provision of this Agreement is held to be invalid or unenforceable, the remaining provisions or terms shall remain in full force and shall not be affected, impaired or invalidated thereby.

Article 12 – Entire agreement

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements, understandings, representations or statements, written or oral, by or between the Parties.

Article 13 – Amendment and waiver

The terms and provisions of this Agreement may not be amended or waived except in writing signed by each of the Parties.

Article 14 – Assignment

Neither Party shall assign or transfer any of its rights or obligations under this Agreement to any third party without the prior written consent of the other Party which shall not be unreasonably delayed, conditioned or withheld.

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Article 15 – Governing law

This Agreement shall be governed by and construed in accordance with the domestic laws of Belgium without giving effect to any choice or conflict of law provision or rule (whether of Belgium or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Belgium.

Article 16 – Arbitration

16.1. If a dispute, controversy or claim (“Dispute”) arises out of or in connection with this Agreement (including, without limitation, the interpretation, performance, validity or enforceability thereof), the Parties shall follow the following procedure: (i) either Party shall give to the other Party written notice of the Dispute, setting forth its nature and particulars; (ii) upon service of the notice the Parties shall attempt in good faith to resolve the Dispute; (iii) if the above Parties’ representatives are for any reason unable to resolve the Dispute fifteen (15) business days of service of the notice, then any Party shall be entitled to initiate an arbitration procedure under article 16.2.

16.2. Any Dispute that the Parties are unable to resolve under article 16.1, shall be finally settled by arbitration under the CEPANI (the Belgian Centre for Arbitration and Mediation) Rules of Arbitration in force on the date on which the notice of arbitration is submitted by one or more arbitrators appointed in accordance with these rules. The place of arbitration shall be Brussels. The language(s) of the proceedings shall be English and/or French. The award rendered shall be final and binding upon both Parties.

Article 17 – Counterparts

This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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Execution Version

IN WITNESS WHEREOF, the Parties have executed this Agreement in three (3) original copies as of the date above written.

ACCEPTED BY:		ACCEPTED BY:

MEDI-LINE, S.A.		HD RESCOURCES S.P.R.L

Signature:	/s/ William Rosellini	Signature:	/s/ Henri Decloux
Name:	William Rosellini	Name:	H. Decloux
Title:	CEO	Title:	Gerant

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